EXHIBIT 3

Investment Advisory Agreement between AIMCo and Casablanca

This INVESTMENT ADVISORY AGREEMENT, dated November 9, 2010, as amended or otherwise modified from time to time (this "Agreement"), is entered into by and between Alberta Investment Management Corporation, on behalf of certain of its clients, a body corporate established under the Alberta Investment Management Corporation Act (Alberta) (the "Client") and Casablanca Capital LLC, a Delaware limited liability company (the "Advisor").

WHEREAS the Client desires to receive investment recommendations from the Advisor regarding equity and equity-related investments in a particular issuer (the "Portfolio Company"), as disclosed in Annex A, in accordance with the investment guidelines set forth in Annex A, and wishes to appoint the Advisor as the sole advisor with regards to investments in the Portfolio Company by the Client;

WHEREAS the Advisor wishes to provide such investment recommendations regarding the Portfolio Company and accepts such appointment subject to the terms and conditions contained herein; and

WHEREAS the Advisor acts as investment manager to Casablanca Special Opportunities Fund I, LLC (the "Fund") and to certain other accounts, which also make investments in the Portfolio Company and follow the investment program as disclosed in Annex A (the "Investment Program"), and the Advisor and the Client desire to agree to certain fee and expense sharing arrangements regarding regulatory filings and certain other actions that may be taken on behalf of the Client in connection with the Investment Program.

NOW THEREFORE in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.
Appointment of the Advisor; Acceptance of Appointment.  The Client hereby appoints the Advisor as an investment advisor to the Client for the purpose of providing investment recommendations in equity and equity related investments in the Portfolio Company, as disclosed on Annex A, in accordance with the investment guidelines set forth in Annex A (the "Guidelines").  The Advisor hereby accepts such appointment.  Except as expressly contemplated hereunder, the Advisor shall not delegate or subcontract any of its duties under this Agreement.

2.	Investment Program; Regulatory Filings; Expenses.

(a)
In the event that any transaction entered into pursuant to this Agreement gives rise to any requirement that a party hereto and/or any of its affiliates file any schedule or report pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (excluding filings on Form 13F), the Hart−Scott−Rodino Antitrust Improvements Act of 1976, as amended, or any other federal, state or regulatory requirement, the Advisor shall be responsible for the preparation of such filings and shall, subject to the provisions of this Section 2(a), coordinate with the parties to this Agreement such that the required filings are made within the time period required.  If any such schedule or report may be filed jointly by the parties and/or their respective affiliates, the parties hereto shall by mutual agreement determine whether to file jointly or individually. The Client shall have the right to review and comment upon all such filings prior to the filing thereof, and the Advisor shall make the form and contents thereof, as well as the timing of such filings, reasonably satisfactory to the Client.

(b)
The Client agrees to cooperate, including by providing any additional information or executing any certifications or other documentation necessary, in order to complete any regulatory, governmental, administrative or other filings, notifications or instruments (including, without limitation, any Schedule 13D filings to the Securities and Exchange Commission and pre-acquisition filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) that may be required under applicable law for the Advisor to carry out the Investment Program.

(c)
The Advisor agrees to cooperate, including providing any additional information or executing any certifications or other documentation necessary, in order to complete any regulatory, governmental, administrative or other filings, notifications or instruments (including, without limitation, any Schedule 13D filings to the Securities and Exchange Commission and pre-acquisition filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ) that may be required under applicable law for the Advisor to carry out the Investment Program or result from or be required by the Client’s investments made pursuant to the Investment Program.

(d)
The Client agrees to pay in the proportion that the number of units of the Portfolio Company owned by the Client from time to time bears to the aggregate number of units of the Portfolio Company owned by the Client, the Fund, the Advisor and the other accounts managed by the Advisor at such time or times, the following expenses as determined in good faith by the Advisor:

(i)
Expenses related to preparing, executing and filing any regulatory, governmental, administrative or other filings, notifications or instruments (including, without limitation, any Schedule 13D filings to the Securities and Exchange Commission and pre-acquisition filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) (such expenses, "Regulatory Expenses") that may be required under applicable law for the Advisor to carry out the Investment Program.

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(ii)
Expenses in addition to Regulatory Expenses that may be required for the Advisor to carry out the Investment Program, including, without limitation, preparing, administrating and implementing proxy fights and other strategies, shall be allocated by the Advisor in good faith among the Client, the Fund, the Advisor and the other accounts managed by the Advisor and shall require the prior written consent of the Client.

3.
Custody.  The Advisor shall not at any time have physical possession of any investment in the Portfolio Company made by the Client (each, an "Investment").  The Advisor will not be liable for any act or omission of the custodian of the accounts holding the Investments.

4.	Reporting. The Client shall promptly provide the following information to the Advisor:

(a)	Any notice of opening of accounts used to purchase or sell securities in the Portfolio Company, within 5 days of the opening of such account.

(b)
For each sale and purchase of securities of the Portfolio Company during the term of the Agreement, duplicate copies of trade confirmations received for each sale or purchase transaction, within 3 days of receipt of the trade confirmation.

(c)
At the reasonable request of the Advisor, the Client shall provide or cause to be provided confirmation of all of the Client's completed sale and purchase transactions of securities of the Portfolio Company, during any period of time relevant to the Investment Program.

(d)
During any period of time relevant to the Investment Program, the Client shall provide to the Advisor a daily position report via electronic mail, in a format acceptable to both parties, which shall include all positions of the Portfolio Company held by the Client as of the end of each business day, and the purchase or sale transactions of the Portfolio Company completed by the Client during such business day.

(e)
During any period of time relevant to the Investment Program, the Client shall promptly notify the Advisor in writing upon the Client entering into an advisory agreement with, or receiving any services from, or agreeing to act in concert with any party that may deem the Advisor and the Client to be part of a "group", as defined under Section 13(d) of the Exchange Act, with such party for purposes of ownership of the securities of the Portfolio Company.

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5.	Execution of Trades.

(a)	The Advisor and Client agree that all Investments made by the Client will be effected through the Client’s in-house trading desk.

(b)	The Advisor shall generally provide its investment recommendations by phone directly to the Client's trading desk, or in written format by electronic mail if considered appropriate by the Advisor.

(c)	The Client shall be responsible for all broker fees and other expenses arising from transactions.

(d)
The Advisor, the Advisor's broker dealers, and the Client's in-house trading desk shall communicate on a daily basis, and the Advisor and the Client shall cooperate and coordinate the purchase and sale of securities on a daily basis in order to establish a coordinated trading program, consistent with the Investment Program.

(e)
The Advisor shall provide the Client with notice as soon as practical to report any completed sale and purchase transactions in the securities of the Portfolio Company by the Advisor, the Fund or the other accounts managed by the Advisor.

6.
Services Provided to Other Clients.  It is understood that the Advisor and its affiliates perform investment advisory services for persons other than the Client, the Fund and other accounts following the Investment Program.  The Client recognizes that the Advisor or its affiliates may provide investment advisory services to other clients other than the Fund, and other accounts following the Investment Program, regardless of whether the investment policies of such clients are similar to, or differ from, those that the Advisor hereby undertakes to perform on behalf of the Client.  In addition, the Advisor or its affiliates may give advice and take action in the performance of their duties to clients other than the Fund and the other accounts following the Investment Program that may differ from advice given, or the timing and nature of action taken, with respect to the Client.  Other than the Standard of Care, nothing in this Agreement shall be deemed to impose upon the Advisor any obligation to purchase or sell or recommend for purchase or sale for the Client any security or other property that the Advisor or its affiliates may purchase or sell, or recommend for purchase or sale, for its own account or the account of any other client.  However, notwithstanding the above, the Advisor and its affiliates may not perform advisory services for persons other than the Client, the Fund and the other accounts participating in the Investment Program, as contemplated by this Agreement, relating to investments in the Portfolio Company, including any services which might cause the Advisor or the Client to be deemed to be part of a "group", as defined under Section 13(d) of the Exchange Act, with such other persons for purposes of ownership of the securities of the Portfolio Company.

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7.
Representations and Warranties.  The Client makes the representations and warranties set forth on Annex B hereto. The Advisor makes the representations, warranties and covenants set forth on Annex C hereto.

8.	Compensation and Expenses.

(a)
In consideration of the services performed by the Advisor under this Agreement, the Client will pay to the Advisor the fees set forth on Annex D hereto.  Notwithstanding any termination of this Agreement pursuant to Section 11, the Advisor shall be entitled to receive the fees and entitled to reimbursement of expenses as provided herein.

(b)
In computing the fair market value of any Investment for the purpose of this Agreement, the valuation used shall be (i) the market price as of the close of business on the dates of valuation and (ii) in situations in which such values are not applicable or are unavailable, the Client, in consultation with the Advisor, may value such property in a manner determined in good faith to reflect such property's fair market value.

9.	Confidentiality.

(a)
The Advisor shall keep confidential the identity of the Client and shall not disclose such identity to non-affiliated third parties except (i) with the prior written consent of the Client, (ii) as required by law, regulation, court order or the rules or regulation of any self-regulating organization, body or official having jurisdiction over the Advisor or its affiliates or (iii) to the Advisor's professional advisors.

(b)
The Client shall treat as confidential all information relating to the Investments and any investments or reinvestments thereof or any proposed investment or reinvestment thereof (including without limitation, all analyses, studies or other documents or records in respect thereof, whether prepared by the Advisor or any other person), all recommendations and advice furnished to the Client by the Advisor and the terms of the Agreement (including, without limitation, the fees and expenses payable hereunder), and the sales and promotional material of the Advisor provided by the Advisor to the Client and will not make any public communications or press releases that contain any reference to the Advisor (or the Investments) except in each case (i) with the prior written consent of the Advisor, (ii) as required by law, regulation, court order or the rules or regulation of any self-regulating organization, body or official having jurisdiction over the Client or its affiliates, or (iii) to the Client’s professional advisors.

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(c)
Notwithstanding anything in this Agreement to the contrary, to comply with Treasury Regulations Section 1.6011-4(b)(3)(i), the Advisor and the Client (and any employee, representative or other agent of the Advisor or the Client) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transactions contemplated hereby.

10.	Governing Law.

(a)
The Client agrees that this Agreement and all of the terms herein shall be governed and construed in accordance with the laws of the State of New York for contracts to be performed therein and without regard to the choice of law principles thereof.

(b)
The Advisor and the Client hereby agree that any judicial proceedings instituted in relation to any matter arising under this Agreement may be brought in any court having subject matter jurisdiction in the State of New York and irrevocably accept generally and unconditionally the jurisdiction of such courts.

(c)
TO THE EXTENT PERMITTED BY LAW, THE ADVISOR AND THE CLIENT HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING, ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.	Term; Termination of this Agreement.

(a)
This Agreement shall become effective on the date hereof, shall be for an initial term of one year and shall be automatically renewed for additional one-year terms as of each anniversary hereof, unless thirty (30) days’ prior written notice is given by the Client.

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(b)	This Agreement shall terminate on the date upon which all Investments have been disposed of in accordance with Annex D.

(c)	Upon any non-renewal of the Agreement, the Investments shall be disposed of and distributed. A reasonable amount of time shall be allowed for the orderly liquidation of the Investments.

(d)	This Agreement may be terminated by the Advisor or the Client at any time upon at least ninety (90) days' prior written notice.

12.
Voting and Other Actions.  The Client agrees to follow recommendations provided by the Advisor with regards to (a) voting, tendering or converting securities of the Portfolio Company held by the Client; (b) executing waivers or other consents with respect to such assets; (c) taking actions with respect to any plan of reorganization or similar corporate transaction requiring shareholder votes; and (d) generally, exercising all rights, powers and privileges with respect to the securities of the Portfolio Company held by the Client.  The Advisor may also render advice with respect to Investments that become the subject of any legal proceedings, including bankruptcies.  Notwithstanding  the foregoing, the Client shall retain the right to make any decision or take any action with respect to the securities in the Portfolio Company where the Client, in its sole discretion, deems appropriate.

13.
Standard of Care.  In exercising its powers and discharging all of its duties under this Agreement, the Advisor shall act honestly and in good faith in compliance with all applicable law and regulations and with a view to the best interests of the Client, and the Advisor shall exercise the care, diligence and skill that a reputable, experienced and competent professional investment advisor would exercise in the investment of third-party assets in comparable circumstances.  In exercising its powers and discharging all of its duties hereunder, the Advisor shall use all relevant knowledge and skill that it possesses or by reason of its business ought to possess.  For greater certainty, any exclusion or limitation of liability or protection from liability described elsewhere in this Agreement shall not relieve the Advisor of its responsibility to adhere to the standards described in this Section 13 in exercising its powers and discharging duties hereunder.  The standards described in this Section 13 are referred to in this Agreement as the "Standard of Care".

14.	Liability and Indemnity.

(a)
The Advisor shall be liable for, and will hold harmless and indemnify the Client, Her Majesty the Queen in right of Alberta (the "Province"), each direct and indirect holder of a beneficial interest in the Investments, and each of their respective affiliates and associates and their directors, officers, shareholders, employees and

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agents (collectively, the "Indemnitees") from and against, any loss, liability, damage, cost, expense, charge, tax, fine, penalty or assessment including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise and all interest, punitive damages, fines, penalties and all professional fees and disbursements on a 100 percent, complete, after-tax indemnity basis ("Loss"), incurred or suffered by any of the Indemnitees, whether or not arising out of any claim by or on behalf of any third party, as a result of a breach of the Standard of Care, negligence, willful default, misconduct, dishonesty, fraud or any other breach or failure by the Advisor to comply with the Guidelines, including, without limitation, any Loss sustained by reason of the acquisition of any investments in or relating to the Portfolio Company which cause any party to this Agreement to be deemed an “acquiring person” as such term is defined in the Stock Purchase Rights Plan adopted by the Portfolio Company on June 24, 2010 as it may be amended from time to time (the "Rights Plan"), or as a result of a breach or violation of any of the other terms of this Agreement or the failure of the Advisor to comply with applicable laws, regulations, rules or policies, including any Loss incurred in connection with any actions, proceedings, claims or regulatory investigations or hearings that may be brought against any Indemnitee relating to such events or conduct. Any obligation of the Advisor to indemnify the Indemnitees under this Section 14 does not limit the liability of the Advisor under this Agreement generally and does not limit any other rights or remedies that the Indemnitees may have under statute, at common law or in equity.  The right of any Indemnitee to the indemnification provided herein shall be cumulative with, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnitee’s successors, assigns, heirs and legal representatives.  The Advisor acknowledges that Alberta Investment Management Corporation is acting as an agent of the Province for the purposes of this Agreement.

(c)
Notwithstanding Section 14(a) above, the Client understands and acknowledges that the Advisor shall rely on the truthfulness, accuracy, completeness and correctness of the information provided by the Client pursuant to Section 4(a) - (e) and Annex B (i) and shall rely on such information in complying with the terms of the Agreement, including complying with the Guidelines, and the Advisor shall not be liable for any Loss incurred or suffered by the Indemnitees arising out of the untruthfulness, inaccuracy, incompleteness or incorrectness of any information provided to the Advisor under Section 4(a) – (e) and Annex B (i).

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15.	Advisor Notifications.

The Advisor shall promptly notify the Client in writing upon the occurrence of any of the following events:

(a)
Should the Advisor or any of its affiliates become subject, or a party, to any legal proceeding which relates to the Fund or the other accounts following the Investor Program or which may impact upon the ability of the Advisor to perform its responsibilities under this Agreement;

(b)
Should any Advisor or any of its affiliates be the subject of any cease and desist order, or the subject of any civil or criminal proceeding by any securities regulator having jurisdiction over the parties to this Agreement;

(c)	Should there be any change to the key personnel of the Advisor;

(d)	Should there be any material direct or indirect change in the ownership of the Advisor; or

(e)
Should the Advisor at any time believe that (i) the conditions and policies of the Investment Program or the Guidelines cannot be met, (ii) the Investment Program or the Guidelines are imprudent or impractical, or (iii) the Investment Program of the Guidelines have been or will be breached.

16.
No Partnership or Joint Venture. The Client and the Advisor are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.  The Advisor's relation to Client shall be deemed to be that of an independent contractor. The Client and the Advisor also intend that neither this Agreement nor their relationship be treated as a partnership for U.S. federal income tax purposes and hereby agree to act in a manner fully consistent with that intent.

17.
Assignments and Succession.  No assignment of this Agreement shall be made without the prior written consent of the other party.  Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

18.
Amendments and Waivers. This Agreement may be amended, and the observance of any provision hereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Client and the Advisor.

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19.
Notices.  Any notice under this Agreement shall be in writing and must be delivered by courier service, facsimile transmission (with electronic confirmation), or by electronic mail (to be followed by courier service or facsimile transmission with electronic confirmation promptly thereafter) to the address set forth below  and will be effective upon actual receipt by the party to which such notice is directed, addressed as follows (or to such other address as the party entitled to notice hereafter designates in accordance with the terms hereof):

AIMCo
1100 10308 Jasper Avenue
Edmonton Alberta
T5J 2B3

Attention SVP, Public Equities
fax:  780 392 3897
E-mail: brian.gibson@aimco.alberta.ca

With a copy to
Carole.Hunt@aimco.alberta.ca

The Advisor's address for this purpose shall be:

Casablanca Capital LLC
450 Park Avenue, Suite 1403
New York, NY 10022
Attention:  Manoj Parvataneni
Fax: 212-461-6120
Email: parvataneni@casablanca-capital.com

20.	Acknowledgments and Consents. The Client hereby acknowledges and consents to the following:

(a)
The Advisor makes no representation as to the success of any investment strategy adopted or Investment made, and investment results may vary substantially on a quarterly and annual basis.  Poor investment performance shall not be deemed negligence.

(b)	The Client acknowledges that the Investments involve a high degree of financial risk. Certain risks involved with the Investments are described in Section 21 and in Annex E.

(c)
The Client understands that employees of the Advisor and its affiliates may purchase and sell securities, including in the Portfolio Company, for their own accounts and such transactions may differ from the advice given pursuant to this Agreement or the timing or nature of the action taken with respect to an Investment and that the Advisor and certain of its affiliates may invest directly or indirectly in Investments in which the Client invests.

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(d)
The Client understands that the Advisor, in the performance of its obligations and duties under this Agreement, is entitled to rely upon the accuracy of information furnished by the Client or on the Client's behalf, without further investigation.

(e)	The Client acknowledges that in connection with this Agreement it has not relied on any information, representations or warranties by the Advisor other than those set forth in this Agreement.

21.	Certain Risks.

(a)
There can be no assurance that investment recommendations made by the Advisor will be profitable, or that substantial losses, including complete loss, may not occur.  The Client hereby further acknowledges that it is familiar with the risks associated with making the Investments.

(b)
The Client acknowledges that the Investments are speculative investments and have substantial risks and that the Investments represent only that portion of the Client's assets that it desires to expose to such risks.

22.	Miscellaneous.

(a)
This Agreement (including the annexes hereto), together with any related documentation expressly referred to herein, represents the entire agreement between the parties with respect to the services described herein.  Except as otherwise provided herein, this Agreement may not be modified or amended except by a writing signed by the parties hereto.  This Agreement supersedes all previous agreements and understandings between the parties hereto with respect to the subject matter hereof.

(b)	The provisions of this Agreement shall be deemed to be severable. In addition, paragraph headings are for convenience of reference only and do not form a part of this Agreement.

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(c)
Each party represents and warrants that neither it nor any of its affiliates are in possession of any material non−public information regarding the Portfolio Company, whether received from the Portfolio Company or any third party, and that in no event shall a party make available to the other party any such information that it may in the future obtain unless expressly authorized by such other party to do so.

(d)	This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

(e)	The provisions of Sections 8, 9, 10, 11, 13, 14, 17, 22, Annex B and Annex C shall survive termination of this Agreement.

(f)
The Client agrees to provide the Advisor with the appropriate properly executed and valid IRS form W-8 (and/or any successor or substitute form), to promptly provide any additional tax forms or documentation reasonably requested by the Advisor, and to supplement or update tax forms or documentation provided to the Advisor to the extent required under applicable law or necessitated by a change in the tax status of the Client.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, being duly authorized the parties hereto have caused the foregoing instrument to be executed on the day and the year first above written.

Alberta Investment Management Corporation

By:	/s/ Brian Gibson
Name: Brian Gibson
Title: Senior Vice President Public Equities

Casablanca Capital LLC

By:	/s/ Douglas Taylor
Name: Douglas Taylor
Title: Chief Executive Officer

Annex A

Investment Program; Guidelines

Investment Program

The Advisor shall provide investment recommendations regarding investments in equity securities in Mentor Graphics Corporation (the "Investment Program").

Guidelines

The Client agrees to commit up to US $150 million for investments in the Portfolio Company.

The Client and the Advisor agree that the aggregate investments in the Portfolio Company of the Client, the Advisor, the Fund and the other accounts managed by the Advisor, shall not exceed 9.9%, or result in beneficial ownership by any party to this Agreement in excess of such amount (as calculated, in each case, pursuant to Section 13(d) of the Exchange Act), of any class of outstanding securities of the Portfolio Company without prior notice to and written consent of the Client, and the aggregate investments in the Portfolio Company of the Client, the Advisor, the Fund and the other accounts managed by the Advisor shall in no event exceed 14.9%, or result in beneficial ownership by any party to this Agreement in excess of such amount (as calculated pursuant to, and in accordance with, in each case, any of the standards of "Beneficial Owner", "Beneficially Own" and  "Beneficial Ownership" as defined in the Rights Plan and "Own" and "Ownership" as defined in the Oregon Business Combination Act ), of any class of outstanding securities of the Portfolio Company.

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Annex B

Representations and Warranties of Client

The Client hereby represents and warrants that:

(a) The Client has received, read carefully and understands this Agreement and has consulted the Client's own attorney, accountant and/or investment advisor with respect to this Agreement;

(b) The Client has full power and authority to execute, deliver and perform this Agreement and it obligations hereunder;

(c) This Agreement has been duly authorized, executed and delivered and constitutes a legal, valid and binding obligation of the Client, enforceable against it in accordance with its terms, except that enforceability thereof may be subject to bankruptcy, insolvency, reorganization or other similar laws relating to creditors' rights and general principles of equity;

(d) The execution and delivery of this Agreement by the Client and the performance of the Client's duties and obligations hereunder (i) do not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under (A) any charter, by-laws, trust agreement, partnership agreement or other governing instrument applicable to the Client, (B) (1) any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement or understanding, or (2) any license, permit, franchise or certificate, in either case to which the Client or any of the Client's affiliates is a party or by which the Client or any of its affiliates is bound or to which the Client or any of its affiliates' properties are subject; (ii) do not require any authorization or approval under or pursuant to any of the foregoing; and (iii) do not violate any statute, regulation, law, order, writ, injunction or decree to which the Client or any of its affiliates is subject;

(e) No consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the Client's part is required for the Client's execution and delivery of this Agreement or the performance of the Client of its obligations and duties hereunder;

(f) The Client has been duly formed and is validly existing under the laws of the Province of Alberta, and the Client has provided the Advisor with documentation verifying its identity, including its organizational documents, if applicable, and such documentation is true, complete and correct;

(g) The Client is not relying on the Advisor or any of its affiliates with respect to any legal or tax advice in connection with its decision to enter into this Agreement;

(h) The Client acknowledges that it has not received any disclosure regarding the potential tax consequences of acquiring Investments and represents and warrants to the Advisor that it has consulted with its own counsel regarding such potential tax consequences prior to entering into this Agreement; and

B-1

(i) As of the close of business on November 9, 2010, the Client had no "beneficial ownership", as defined by Section 13(d) of the Exchange Act, of securities of or relating to the Portfolio Company.

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Annex C

Representations, Warranties and Covenants of Advisor

The Advisor hereby represents, warrants and covenants that:

(j) The Advisor has received, read carefully and understands this Agreement and has consulted the Advisor's own attorney with respect to this Agreement;

(k) The Advisor has full power and authority to execute, deliver and perform this Agreement and it obligations hereunder;

(l) This Agreement has been duly authorized, executed and delivered and constitutes a legal, valid and binding obligation of the Advisor, enforceable against it in accordance with its terms, except that enforceability thereof may be subject to bankruptcy, insolvency, reorganization or other similar laws relating to creditors' rights and general principles of equity;

(m) The execution and delivery of this Agreement by the Advisor and the performance of the Advisor's duties and obligations hereunder (i) do not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under (A) any charter, by-laws, trust agreement, partnership agreement or other governing instrument applicable to the Advisor, (B) (1) any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement or understanding, or (2) any license, permit, franchise or certificate, in either case to which the Advisor or any of the Advisor's affiliates is a party or by which the Advisor or any of its affiliates is bound or to which the Advisor or any of its affiliates' properties are subject; (ii) do not require any authorization or approval under or pursuant to any of the foregoing; and (iii) do not violate any statute, regulation, law, order, writ, injunction or decree to which the Advisor or any of its affiliates is subject;

(n) No consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the Advisor's part is required for the Advisor's execution and delivery of this Agreement or the performance of the Advisor of its obligations and duties hereunder;

(o) The Advisor is, and at all times under this Agreement will be, registered as an Investment Adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), unless exempt from registration under the Advisers Act;

(p) The Advisor has been duly formed and is validly existing under the laws of the State of Delaware, and the Advisor has provided the Client with documentation verifying its identity, including its organizational documents, if applicable, and such documentation is true, complete and correct; and

(q) As of the close of business on November 9, 2010, the Advisor’s "beneficial ownership", as defined by Section 13(d) of the Exchange Act, of securities of or relating to the Portfolio Company is 36,300.

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Annex D

Incentive Fee

Distributions shall be made within 10 business days after any sale or disposition of the Client's Investments, in the following order of priority:

1. 100% to the Client until it has received an amount equal to its Capital Contribution (as defined below);

2. 100% to the Client until it has received a preferred return on amounts described in clause (1) above calculated at a rate of eight percent (8%) per annum cumulative return, compounded annually (the "Hurdle"); and

3. Once the Hurdle is met, (x) 85% to the Client and (y) 15% to the Advisor (such payment to the Advisor, the "Incentive Fee").

In the event that the Client receives securities in payment or exchange for, or due to the conversion of, the Investments, distributions shall be made within 10 business days of such payment, exchange or conversion based on the order of priority set forth above, and for purposes of determining the amount of the Incentive Fee, if any, the proceeds received by the Client and to be paid to the Advisor shall be calculated using the fair market value of such securities at the time of such payment, exchange or conversion, notwithstanding Section 8(b) hereof.

"Capital Contribution" shall mean the Client's capital contributions that are invested in the Investments.

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Annex E

Risks

The Client should carefully consider, among other factors, the matters described below, each of which could have an adverse effect on the value of the Investments.  As a result of these factors, as well as other risks inherent in any investment, there can be no assurance that the Advisor will meet the Investments' investment objectives or otherwise be able to successfully carry out its investment program.  The Client's returns may be unpredictable and, accordingly, the Client's investment program is not suitable as the sole investment vehicle for the Client.  The Client should only invest in the Investments as part of an overall investment strategy.  Based on, among others, the factors described below, the possibility of partial or total loss of capital will exist and the Client should not subscribe unless it can readily bear the consequences of such loss.

Other Investment Activities of the Advisor.  The Advisor may engage in a broad spectrum of activities, including direct investment activities and investment advisory activities, that are independent from, and may from time to time conflict with, the Client's investment activities.  The Advisor may make direct investments as well as advise, sponsor or act as investment manager to managed accounts, investment funds, portfolio companies of investment funds and other persons or entities that may invest in securities of the Portfolio Company, similar industries as the Portfolio Company, or similar types of securities as the Portfolio Company, and therefore, the investment objectives may overlap significantly with the Client's investment strategies and objectives and that may, therefore, compete with the Client.  The Advisor may in the future form additional affiliated investment funds or arrange other accounts that follow an investment program that is substantially similar to the Client (such as investing in the same types of industry or the same types of instruments), or that incorporates substantial portions of the investment program of the Client which may create additional conflicts of interest that may not be foreseeable.

The Advisor will, from time to time, be in the position of allocating (or recommending) a limited opportunity to purchase or sell securities of the Portfolio Company among the Fund, the Client and other accounts managed by the Advisor.  The Advisor will generally allocate investment and disposition opportunities among its clients in a manner that is fair and equitable over time, taking into consideration a variety of factors, including but not limited to a client’s: (i) investment objectives, goals or strategies; (ii) risk parameters and risk tolerances (including its financial situation to the knowledge of the Advisor); (iii) investment or portfolio goals; (v) regulatory, legal and other similar considerations; (vi) size of available investment opportunity; (vii) available cash balances; (viii) desire for liquidity (near term and long term); (ix) minimum and maximum investment size; (x) relative size vis-à-vis other client accounts; and (xi) such other factors and considerations as may be relevant to a particular investment opportunity.

However, notwithstanding the above, the Advisor and its affiliates may not perform advisory services for persons other than the Client, the Fund and the managed accounts participating in the Investment Program, as contemplated by this Agreement, relating to investments in the Portfolio Company, including any services which might cause the Advisor or the Client to be deemed to be part of a "group", as defined under Section 13(d) of the Exchange Act, with such other persons for purposes of ownership of the securities of the Portfolio Company.

Investing Alongside Other Investment Vehicles of the Advisor.  The Client may coinvest, or invest alongside, a particular security or other investment (including the Investments) at substantially the same time as other affiliates of the Advisor, including certain of the Advisor's managed accounts and other investment vehicles.  There can be no assurance that the Advisor will recommend the Client to dispose of such an investment at substantially the same price or time as another affiliate of the Advisor due to many factors that may or may not be foreseeable at the time of investment, including availability of capital for follow-on investment and other needs, differing basis in the investment, time horizons applicable to different Advisor affiliates and their differing investment objectives and investment programs.  Moreover, where the Client has invested in tandem with another affiliate of the Advisor, such affiliates significant redemption or dissolution may have adverse consequences for the Client.  For example, a substantial redemption by an affiliate, or investors of an affiliate, of the Advisor may effect the Client's ability to obtain a significant stake in the Investments in accordance with the Client's investment objective and investment program.

Reliance on Casablanca Professionals.  The success of the Investments is substantially dependent on the investment professionals of the Advisor.  Should one or more of those individuals become incapacitated or in some other way cease to perform duties for the Advisor on behalf of the Client, the Investments' performance could be materially adversely affected through a diminished capacity to obtain investment opportunities, to structure the Client's potential investments and to execute the Client's business plans.  The Advisor does not currently intend to maintain key man life insurance with respect to any of such persons.

Legal Representation. Skadden, Arps, Slate, Meagher & Flom LLP and other counsel (each, "Counsel") represents the Advisor and its affiliates from time-to-time in a variety of matters, including with respect to the Advisor's role in relation to the Client.  Counsel does not represent the Client in connection with the Investments.  Furthermore, in the event a conflict of interest or dispute arises between the Advisor and the Client, it will be accepted that Counsel is counsel to the Advisor and not counsel to the Client.

Investment Considerations

Diversification. The Advisor plans to invest a substantial portion or all of the Client's capital in one issuer, as disclosed on Annex A.  Since the Advisor has the ability to recommend concentrating the Client's investments by recommending investing its assets in a single issuer, sector, market, industry, strategy, country, or geographic region, the overall adverse impact on the investment and, correspondingly, on the Investments, of adverse movements in the value of the securities of a single issuer, sector, market, industry, strategy, country, or geographic region will be considerably greater than if the Advisor was not permitted to concentrate the Client's investments to such an extent.  By concentrating in a specific issuer, sector, market, industry, strategy, country, or geographic region, the Client will be subject to the risks of that issuer, sector, market, industry, strategy, country, or geographic region, such as rapid obsolescence of technology, sensitivity to regulatory changes, minimal barriers to entry, and sensitivity to overall market swings, and may be more susceptible to risks associated with a single economic, political, or regulatory circumstance or event than a more diverse portfolio might be.

General Economic and Capital Market Conditions.  General economic and capital market conditions may affect the Investments.  Interest rates, the price of securities and participation by other investors in the financial markets may also affect the value of the Investments.  The issuer in which the Client may invest may face intense competition, changing business and economic conditions and other developments that may adversely affect its performance.  Business risks may be more significant in issuers that are embarking on a build-up or operating a turnaround strategy.  General fluctuations in the market prices of securities, including public securities market prices, may adversely affect the value of the Client's investments and/or the ability of the Client to dispose of the Investments at attractive valuations.  The Advisor may be unsuccessful in structuring the Client's investments to minimize any detrimental impact that a recession may have on its investments and as a result the Client may suffer significant losses.

Recent Developments in the Credit Markets. The recent crisis in the credit markets, resulting in contraction in the availability of credit accompanied by widespread insolvency, is unprecedented in recent times.  Consequently, many of the risks that the Client will face operating in this environment are unusually difficult to predict.  There is a risk that market conditions will not materially improve and, indeed, that they will deteriorate further, within the investment horizon of the Client, thereby potentially resulting in a significant loss of capital.

Risks Associated with the Advisor's Investment Strategies.  The success of the Client's investment activities depends to a significant degree on the Advisor's ability to identify and exploit inefficiencies in the markets.  Identification and exploitation of these opportunities involve uncertainty.  No assurance can be given that the Advisor will be able to correctly exploit inefficiencies in the markets.

Depending upon the investment strategies employed and market conditions, the Client may be adversely affected by unforeseen events involving such matters as political crises, changes in currency exchange rates or interest rates, forced redemptions of securities or acquisition proposals, regulatory intervention or general market conditions creating illiquidity or pricing anomalies or value impairment.  The Advisor believes that the Client's investment programs and risk management techniques moderate these risks.  No guarantee or representation is made that the Client's investment programs will be successful.

Certain of the investment strategies employed by the Advisor are based on historical relationships between prices.  There can be no assurance that such historical relationships will continue, and no representation is made by the Advisor as to what results the Client will or are likely to achieve based on such trends and relationships.

Projections. The Advisor may rely upon projections, forecasts or estimates developed by the Advisor and/or a portfolio company concerning the portfolio company's future performance and cash flow.  Projections, forecasts and estimates are forward-looking statements and are based upon certain assumptions.  Actual events are difficult to predict and beyond the Advisor's control.  Actual events may differ from those assumed.  Some important factors which could cause actual results to differ materially from those in any forward-looking statements include changes in interest rates; domestic and foreign business, market, financial or legal conditions; differences in the actual allocation of opportunities in the Client's investments among different asset categories from those assumed herein; the degree to which the Client's investments are hedged and the effectiveness of such hedges; and the terms of and borrowing agreements, among others. Accordingly, there can be no assurance that estimated returns or projections can be realized or that actual returns or results will not be materially lower than those estimated therein.

Projections are inherently subject to uncertainty and factors beyond the control of the Advisor.  The inaccuracy of certain assumptions, the failure to satisfy certain financial requirements and the occurrence of other unforeseen events could impair the ability of the Client to realize projected values and cash flow.

Defenses Adopted by an Issuer. An issuer may adopt certain defensive mechanisms to deter the Advisor from carrying out its investment objective.  For example, an issuer may adopt a shareholder rights plan, a classified board, or adopt changes to its bylaws to require significant advance notice of shareholder proposals.  An issuer may already be actively preparing responses to deal with a activist investor by preparing its board, monitoring the trading of its securities, monitoring analyst reports and financial media, and periodically reviewing takeover defenses.  The adoption of and preparation for any defensive mechanisms by an issuer, especially if an issuer is a small to medium-sized company, will significantly undermine the ability of the Advisor to implement the Client's investment strategy during the term of this Agreement.  The Client may need to incur significant expenses to carry through its investment strategy, for example, it may need to incur expenses related to proxy fights or public relations campaigns.

Limitations Due to Regulatory Restrictions. The Client may seek to acquire a significant stake in certain securities. In the event such stake exceeds certain percentage or value limits, the Client may be required to file a notification with a governmental agency or comply with other regulatory requirements. Certain notice filings are subject to review that require a delay in the acquisition of the security. Compliance with such filings and other requirements may result in additional costs to the Client, and may delay the Client's ability to respond in a timely manner to changes in the markets with respect to such securities.  Moreover, compliance with certain filings requires the Client to disclose certain information publicly that it may otherwise prefer to keep confidential.  For instance, such filings may require the Client to disclose, among other things, the scope of its position in an issuers and the nature of its securities holdings.  Since such a filing would be public, third party investors and advisors investing in, or contemplating investing in, the underlying issuer or security may shape their investment strategy or investment objective based on the issuer's filing to the detriment of the Client.

Equity Securities. The Advisor plans to recommend investments in common stock of a public company.  Equity securities generally involve a high degree of risk and will be subordinate to the debt securities and other indebtedness of the issuers of such equity securities.  Prices of equity securities generally fluctuate more than prices of debt securities and are more likely to be affected by poor economic or market conditions.  Issuers of such equity securities may be highly leveraged or subject to other risks such as limited product lines, markets or financial resources.  In addition, some of these equity securities may be illiquid.  Because of perceived or actual illiquidity or investor concerns regarding leveraged capitalization, these securities often trade at significant discounts to otherwise comparable investments or are not readily tradable.  These securities generally do not produce current income and may also be speculative.  The Client may experience a substantial or complete loss on individual equity securities.

Analytical Model Risks.  The Advisor employs certain strategies which depend upon the reliability, accuracy and analysis of the Advisor's analytical models.  To the extent such models (or the assumptions underlying them) do not prove to be correct, the Investments may not perform as anticipated, which could result in substantial losses.  All models ultimately depend upon the judgment of the individuals and the assumptions embedded in the models.  To the extent that with respect to any investment the judgment or assumptions are incorrect, the Client can suffer losses.

Investments in Undervalued Assets.  One of the primary objectives of the Advisor is to recommend investments in undervalued assets.  The identification of investment opportunities in undervalued assets is a difficult task, and there is no assurance that such opportunities have been or will be successfully recognized or acquired.  While investments in undervalued assets offer the opportunity for above-average capital appreciation, these investments involve a high degree of financial risk and can result in substantial losses.  Returns generated from an undervalued asset may not adequately compensate the Client for the business and financial risks assumed.

The Client may incur substantial losses if it has purchased securities of an undervalued asset based on the belief that they were undervalued by their sellers, if they were not in fact undervalued at the time of purchase.  In addition, the Client may be required to hold an undervalued asset for a substantial period of time before realizing their anticipated value.  And, there is no assurance that the value of an undervalued asset would not decline during such time. The Client may finance such purchases with borrowed funds and thus will have to pay interest on such funds during such waiting period.

Certain Confidentiality Provisions. Subject to certain exceptions set forth in this Agreement, the Client will be required to keep information relating to the Investments confidential.  The Advisor will have the right to keep confidential from the Client any information that the Advisor reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Advisor in good faith believes is not in the best interest of the Client or could damage the Client or its investments or which the Client is required by law or by agreement with a third-party to keep confidential.

Termination of Managed Accounts. The Advisor or its affiliates may also provide investment management services to a number of other managed accounts that may co-invest with the Client.  The managed accounts may be terminated by the investor, which may make it difficult for the Client and the Advisor to carry out its investment objective.

Third-Party Litigation. The Client's investment activities of exercising control or significant influence over a particular issuer's direction, including as a result of board participation subject it to risks of becoming involved in litigation by third parties.  The expense of defending against claims made against the Client by third parties and paying any amounts pursuant to settlements or judgments would, to the extent that (i) the Client has not been able to protect itself through indemnification or other rights against a particular issuer or (ii) the Client is not entitled to such protections or (iii) a particular issuer is not solvent, be borne by the Client pursuant to indemnification obligations and reduce net assets.

Business and Regulatory Risks. Legal, tax and regulatory changes could occur during the term of the Agreement that may adversely affect the Client.  The regulatory environment is evolving, and changes in the regulation of private investment funds and investment advisors may adversely affect the value of investments held by the Client. Market disruptions and the dramatic increase in the capital allocated to alternative investment strategies during recent years have led to increased governmental as well as self-regulatory scrutiny of the private investment fund industry in general. In particular, the governing bodies of non-U.S. jurisdictions are expected to adopt certain legislation imposing greater regulation of the private investment fund industry, such as the mandatory registration of private investment funds and investment advisors with government authorities. In addition, the securities markets are subject to comprehensive statutes, regulations and margin requirements. The SEC, other regulators and self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies. The regulation of derivatives transactions and funds that engage in such transactions is an evolving area of law and is subject to modification by government and judicial action. It is impossible to predict what, if any, changes in the regulations (and/or their enforcement) applicable to the Client and the Advisor, the markets in which they trade and invest or the counterparties with which they do business may be instituted in the future. Any such change could have a material adverse impact on the value of interests in the Client.

Potential Regulation and Enhanced Scrutiny of the Private Investment Fund Industry and Investment Advisors.  On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act").  The Dodd-Frank Act provides for a number of changes to the regulatory regime governing investment advisers and private investment funds, including the Advisor and the Client.

Among other effects, the Dodd-Frank Act will impose increased recordkeeping and reporting obligations on the Advisor with respect to the Client.  The recordkeeping and reporting provisions of the Dodd-Frank Act will become effective 1 year after the passage of the Dodd-Frank Act.  Upon effectiveness, records and reports relating to the Client that must be maintained by the Advisor and are subject to inspection by the SEC include (i) assets under management and use of leverage (including off-balance-sheet leverage), if any, (ii) counterparty credit risk exposure, (iii) trading and investment positions, (iv) valuation policies and practices of the Client, (v) type of assets held, (vi) side arrangements or side letters; (vii) trading practices; and (viii) such other information as the SEC, in consultation with the Financial Stability Oversight Council, determines is necessary and appropriate.  While the Dodd-Frank Act subjects such records and reports to certain confidentiality provisions and provides an exemption from the Freedom of Information Act ("FOIA"), no assurance can be given that the mandated disclosure of records or reports to the SEC or other governmental entities will not have a significant negative impact on the Advisor or the Client.